As filed with the Securities and Exchange Commission on July 21, 2015
Registration Statement No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMCLAIRE FINANCIAL CORP
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1606091
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
(Address, including zip code and telephone
number, including area code, of registrant's
principal executive offices)

William C. Marsh
Chairman of the Board, President and Chief Executive Officer
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
(Name, address, including zip code and telephone
number, including area code, of agent for service)

With a Copy to:

Raymond A. Tiernan
Kenneth B. Tabach
Silver, Freedman, Taff & Tiernan LLP
3299 K Street, NW, Suite 100
Washington, DC 20007
(202) 295-4500
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. ☐
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $1.25 per share	264,988 shares	$23.89	$6,330,563	$735.61
________________________
(1)
This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this registration statement at prevailing market prices at time of sale.  Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common stock reported on the Nasdaq Capital Market on July 15, 2015.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may change. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. The selling shareholders cannot sell these securities under that registration statement until that registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated July 21, 2015
PROSPECTUS
UP TO 264,988 SHARES

Emclaire Financial Corp

COMMON STOCK
Emclaire Financial Corp is a Pennsylvania corporation and the bank holding company for The Farmers National Bank of Emlenton.  This prospectus covers the offer and resale of shares of our common stock by the selling shareholders identified in this prospectus.  All shares are being offered by those shareholders who received shares of our common stock in connection with a private placement that was consummated on June 10, 2015, when we issued 350,000 shares of our common stock to certain accredited investors.  We will not receive any of the proceeds from the sale of shares by the selling shareholders.

The selling shareholders may offer and sell the shares from time to time at prevailing market prices, at prices related to such prevailing market prices, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices.

The common stock of Emclaire is listed and trades on the Nasdaq Capital Market under the trading symbol "EMCF."   On July 20, 2015, the closing sale price of a share of our common stock on the Nasdaq Capital Market was $23.79 per share.

Our principal executive offices are located at 612 Main Street, Emlenton, Pennsylvania 16373 and our telephone number is (844) 767-2311.

An investment in our common stock involves risks. See "Risk Factors" beginning on page 3 for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation ("FDIC") or any other federal or state governmental agency.
The date of this prospectus is                 , 2015

Table of Contents
Prospectus

No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by our company or any other person.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company or that information contained herein or in the documents incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, as the case may be.

i

PROSPECTUS SUMMARY

To understand this offering and its consequences to you, you should read the following summary along with the more detailed information, as well as our consolidated financial statements, and the notes to those statements set forth or incorporated by reference into this prospectus. Before making an investment decision, you should read the entire prospectus and the information incorporated into this prospectus, especially the information presented under the heading "Risk Factors." In this prospectus, the words "we," "us," "our," "Emclaire" and similar terms refer to Emclaire Financial Corp and its wholly-owned subsidiary, The Farmers National Bank of Emlenton  (which we refer to as the "Bank"), on a consolidated basis, unless the context provides otherwise.

Emclaire Financial Corp

We are a Pennsylvania corporation and financial holding company that provides a full range of retail and commercial financial products and services to customers in western Pennsylvania through our wholly owned subsidiary bank, The Farmers National Bank of Emlenton.

The Bank was organized in 1900 as a national banking association and is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans, marketable securities and interest-earning deposits. The Bank operates through a network of 15 retail branch offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer Counties, Pennsylvania.  Emclaire and the Bank are headquartered in Emlenton, Pennsylvania.

We are a registered financial holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "BHCA"). We are subject to regulation and examination by the Board of Governors of the Federal Reserve System ("FRB") under the BHCA.  The Bank is subject to examination and comprehensive regulation by the Office of the Comptroller of the Currency ("OCC"), which is the Bank's chartering authority, and the Federal Deposit Insurance Corporation ("FDIC"), which insures customer deposits held by the Bank to the full extent provided by law. The Bank is a member of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Pittsburgh.

At March 31, 2015, we had $590.3 million in total assets, $49.1 million in stockholders' equity, $376.2 million in net loans receivable and $516.0 million in deposits.

Our principal executive office is located at 612 Main Street, Emlenton, Pennsylvania 16373 and our telephone number is (844) 727-2311. Our internet address is www.emclairefinancial.com. The reference to our website does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus.

Private Placement of Our Common Stock

On June 10, 2015, we consummated a private placement transaction pursuant to which we issued 350,000 shares of our common stock to certain accredited investors. The investors that participated in the private placement were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Certain of the accredited investors that participated in the private placement are the selling shareholders referred to herein.

In connection with the private placement, we agreed to file a registration statement to register the shares of common stock issued in the offering for resale under the Securities Act within 90 days of issuance and to use our best efforts to have the registration statement declared effective promptly after filing.

THE OFFERING

We issued and sold 350,000 shares of our common stock in a private placement on June 10, 2015. This prospectus covers the resale of 264,988 shares of common stock by the selling shareholders of such shares of common stock, as described below:

Common stock offered by the selling shareholders	264,988 shares of common stock.

Selling shareholders	See "Selling Shareholders" on page 8.

Common stock outstanding	2,133,858 shares as of June 30, 2015.

Use of proceeds	All proceeds of this offering will be received by the selling shareholders for their own accounts. See "Use of Proceeds" on page 8.

The Nasdaq Capital Market trading symbol	EMCF

Risk factors
You should read the "Risk Factors" beginning on page 3, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

RISK FACTORS

Readers and prospective investors in our common stock should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus.

If any of the following risks actually occurs, our financial condition, results of operations and liquidity could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment. The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. Additional risks not presently known to us or that we currently believe to be less significant may also adversely affect our business, financial condition and results of operations, perhaps materially.

Risks Related to the Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at time or prices they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in the section titled "Cautionary Statement About Forward Looking Statements":

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; and

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

We may issue additional equity securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. We are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders.

Furthermore, if we raise additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

You may not be able to profit from the sale or a merger of Emclaire because of provisions in our charter documents and other laws and regulations.

Our articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of the Company. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See "Description of Emclaire Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Charter and Law."

Risks Related to Our Business

The current economic environment poses significant challenges for us and could adversely affect our financial condition and results of operations.

We are operating in a challenging and uncertain economic environment. Financial institutions continue to be affected by constrained financial markets. Dramatic declines in home prices after the financial crisis and increased foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions. The declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on our borrowers or their customers, which could adversely affect our financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects on us and others in the financial institutions industry. For example, further deterioration in local economic conditions in our market could drive losses beyond that which is provided for in our allowance for loan losses.

Deterioration of economic conditions in our geographic market area could hurt our business.

We are located in western Pennsylvania and our loans are concentrated in Butler, Clarion, Crawford, Jefferson and Venango Counties, Pennsylvania. Although we have diversified our loan portfolio into other Pennsylvania counties, and to a very limited extent, into other states, the vast majority of our loans remain concentrated in the five primary counties. As a result of this geographic concentration, our financial results depend largely upon economic and real estate market conditions in these areas. Deterioration in economic or real estate market conditions in our primary market areas could have a material adverse impact on the quality of our loan portfolio, the demand for our products and services, and our financial condition and results of operations. Non-performing assets totaled $7.7 million or 1.31% of total assets at March 31, 2015 compared to $7.1 million or 1.21% of total assets at December 31, 2014 and $5.3 million or 1.01% at December 31, 2013.  Concurrently, our allowance for loan losses increased from $4.9 million or 1.36% of total loans at December 31, 2013 to $5.2 million or 1.36% of total loans at December 31, 2014 and to $5.3 million or 1.40% of total loans at March 31, 2015.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses or if we are required to increase our allowance for loan losses.

We have established an allowance for loan losses that we believe is adequate to offset probable incurred losses on our existing loans.  However, experience in the banking industry indicates that a portion of our loans will become delinquent, that some of our loans may only be partially repaid or may never be repaid and we may experience other losses for reasons beyond our control.  Despite our underwriting criteria and historical experience, we may be particularly susceptible to losses due to the geographic concentration of our loans and the concentration of higher risk loans, such as commercial real estate and commercial business loans.  As a result, we may not be able to maintain our current levels of nonperforming assets and charge-offs.  Although we believe that our allowance for loan losses is maintained at a level adequate to absorb probable incurred losses in our loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events.  If we need to make significant and unanticipated increases in our loss allowance in the future, our results of operations and financial condition would be materially adversely affected at that time.

Economic conditions and increased uncertainty in the financial markets could adversely affect our ability to accurately assess the allowance for credit losses.  Our ability to assess the creditworthiness of our customers or to estimate the values of our assets and collateral for loans will be reduced if the models and approaches we use become less predictive of future behaviors, valuations, assumptions or estimates.  We estimate probable incurred losses in our loan portfolio, the adequacy of our allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the ability of our borrowers to repay their loans or the value of assets.

We hold certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, our earnings and the book values of these assets would decrease.

We test our goodwill and core deposit intangible assets for impairment on an annual basis.  The impairment testing process considers a variety of factors, including the current market price of our common shares, the estimated net present value of our assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions.  It is possible that future impairment testing could result in a partial or full impairment of the value of our goodwill or core deposit intangible assets, or both.  If an impairment determination is made in a future reporting period, our earnings and the book value of these intangible assets will be reduced by the amount of the impairment. At March 31, 2015, our goodwill and net core deposit intangibles amounted to $3.7 million and $700,000, respectively.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could negatively impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated, adverse regulatory action against us, or our inability to attract and retain deposits.  Our ability to borrow could be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.

Our continued growth depends on our ability to meet minimum regulatory capital levels. Growth and shareholder returns may be adversely affected if sources of capital are not available to help us meet them.

As we grow, we will have to maintain our regulatory capital levels at or above the required minimum levels. If earnings do not meet our current estimates, if we incur unanticipated losses or expenses, or if we grow faster than expected, we may need to obtain additional capital sooner than expected, through borrowing, additional issuances of debt or equity securities, or otherwise. If we do not have continued access to sufficient capital, we may be required to reduce our level of assets or reduce our rate of growth in order to maintain regulatory compliance. Under those circumstances, net income and the rate of growth of net income may be adversely affected. Additional issuances of equity securities could have a dilutive effect on existing shareholders.

Changes in interest rates and other factors beyond our control could have an adverse impact on our financial performance and results.

By nature, all financial institutions are impacted by changing interest rates.  Among other issues, changes in interest rates may affect the following:

•	the demand for new loans;
•	the value of our interest-earning assets;
•	prepayment speeds experienced on various asset classes, particularly residential mortgage loans;
•	credit profiles of existing borrowers;
•	rates received on loans and securities;
•	our ability to obtain and retain deposits in connection with other available investment alternatives; and
•	rates paid on deposits and borrowings.

Significant fluctuations in interest rates may have an adverse effect upon our financial condition and results of operations.  The rates that we earn on our assets and the rates that we pay on our liabilities are generally fixed for a contractual period of time.  We, like many financial institutions, have liabilities that generally have shorter contractual maturities than our assets.  This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities.  In a period of declining interest rates, the interest income earned on our assets may decrease more rapidly than the interest paid on our liabilities.

In addition, changes in interest rates can also affect the average life of our loans and mortgage-backed and related securities.  A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost.  This causes reinvestment risk.  This means that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities.

There are increased risks involved with commercial real estate and commercial business and consumer lending activities.

Our lending activities include loans secured by commercial real estate.  Commercial real estate lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances and the dependency on successful operation of the project for repayment.  Our lending activities also include commercial business loans to small to medium businesses, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home equity and second mortgage loans, automobile loans and unsecured loans.  Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.

In addition, we have a concentration of higher balance commercial real estate and commercial business loans with a limited number of borrowers in our market area.  As a result, we have a greater risk of a significant loss due to such concentration and a greater risk of loan defaults in the event of an economic downturn in our market area as adverse economic changes may have a negative effect on the ability of our borrowers to make timely repayment of their loans.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense.  In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, and other financial intermediaries operating locally and elsewhere.  Some of our competitors have greater name recognition and market presence that benefits them in attracting business and offer certain services that we do not provide.  In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to grow and remain profitable on a long term basis.  Our profitability depends upon our continued ability to successfully compete in our market area.

Government regulation will significantly affect the Bank's business, and may result in higher costs and lower shareholder returns.

The banking industry is heavily regulated.  Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders.  We are subject to extensive regulation, supervision and examination by federal, state and local governmental authorities, including the FRB and the OCC.  The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies.  Changes in the laws, regulations and regulatory practices affecting the banking industry may increase our costs of doing business or otherwise adversely affect us and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of these changes, which could have a material adverse effect on our profitability or financial condition.  Federal economic and monetary policy may also affect our ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").   These forward looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan," or words or phases of similar meaning. We caution that the forward looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward looking statements:

•	The strength of the United States economy in general and the strength of the local economies in which we conduct operations;
•
Geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad;

•	The effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the FRB, inflation, interest rate, market and monetary fluctuations;
•
The impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies;

•	The timely development of competitive new products and services and the acceptance of these products and services by new and existing customers;
•	The willingness of users to substitute competitors' products and services for our products and services;
•
The effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters;

•	Technological changes;
•	The effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions;
•	The growth and profitability of non-interest or fee income being less than expected;
•	Changes in the level of our non-performing assets and charge-offs;
•	Changes in consumer spending and savings habits;
•	Unanticipated regulatory or judicial proceedings; and
•	Recently enacted regulatory reform.

If a statement proves incorrect or one or more of the factors affecting our forward looking information do not materialize, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward looking information and statements contained herein. Therefore, we caution you not to place undue reliance on our forward looking information and statements. Except as required by applicable law or regulation, we will not update the forward looking statements to reflect actual results or changes in the factors affecting the forward looking statements.

Further information on other factors that could materially affect Emclaire is included in the SEC filings incorporated by reference in this prospectus. See also "Risk Factors."

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus are being sold by the selling shareholders. See "Selling Shareholders" below. We will not receive any proceeds from these sales of shares of our common stock.

The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, or legal services or any other expenses incurred by the selling shareholders in disposing of the shares. We will bear all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

SELLING SHAREHOLDERS

This prospectus covers the offer and sale by the selling shareholders of up to an aggregate of 264,988 shares of common stock. The following table sets forth to our knowledge, certain information about the selling shareholders as of June 30, 2015, based on information furnished to us by the selling shareholders. All of the shares of common stock being offered under this prospectus were acquired by the selling shareholders in a private placement that was completed on June 10, 2015.

The shares of common stock issued in the private placement were sold pursuant to an exemption from registration provided by Rule 506 of Regulation D under the Securities Act. The shares were offered only to persons who were accredited investors. In connection therewith, the investors made to us certain representations, warranties, covenants and conditions customary for private placement investments.

The shares of common stock sold in the private placement represented approximately 19.6% and 16.4% of the shares of our outstanding common stock before and after the private placement, respectively.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities.  Percentage of beneficial ownership is based on 2,133,858 shares of common stock outstanding as of June 30, 2015.  Shares shown as beneficially owned after the offering assume that all shares being offered by this prospectus are sold.  Since the date each of the selling shareholders provided information regarding its ownership of the shares, it may have sold, transferred, or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act.  Information concerning the selling shareholders may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

None of the selling shareholders have had any material relationship with the Company during the past three years, except that Milissa S. Bauer, James M. Crooks, Mark A. Freemer, Robert L. Hunter, Brian C. McCarrier and Nicholas D. Varischetti serve as directors of the Company and the Bank.  In addition, Ronald L. Ashbaugh and George W. Freeman are former directors of the Company and the Bank, William L. and Irene M. McCarrier are the parents of director Brian C. McCarrier, George W. and Joan D. Freeman are the parents of director Robert W. Freeman and Nancy Mycka is the daughter of director Robert L. Hunter.

The shares of common stock being offered under this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the accounts of the selling shareholders named below.

The following table provides information regarding the beneficial ownership of our common stock held by the selling shareholders as of June 30, 2015 and the shares included in the offering being offered by this prospectus.

	Shares	Shares	Shares
	Owned	Offered	Owned After
	Prior to this	by this	this Offering(1)(2)
Selling Shareholder	Offering	Prospectus	Number	Percentage

Ronald L. and Kay C. Ashbaugh	25,250	3,000	22,250	1.0%
Banc Fund VIII, LP	58,603	58,603	0	0
Banc Fund IX, LP	58,604	58,604	0	0
Todd A. and Milissa S. Bauer	23,520	23,500	20	*
James M. Crooks	24,181	2,000	22,181	1.0
William V. Day	2,127	2,127	0	0
Dillon McCandless King Coulter & Graham 401(k) Plan	8,512	8,512	0	0
Terri L. Dunkle	5,525	2,128	3,397	*
Ralph J. Fischer	2,458	1,000	1,458	*
George W. and Joan D. Freeman	87,200	4,250	85,750	4.0
Mark A. Freemer	6,600	2,150	4,450	*
James D. and Kathleen M. Goldinger	5,753	2,128	3,625	*
Robert D. Holbein, Jr.	2,200	2,200	0	0
Jeffrey A. Hunter	2,128	2,128	0	0
Robert L. Hunter	85,417	8,510	76,907	3.6
Anand S. and Aracelli A. Kakar	10,000	3,000	7,000	*
Marlene Lang	5,000	2,500	2,500	*
Brian C. and Deanna K. McCarrier	11,204	2,130	9,074	*
William L. and Irene M. McCarrier	24,748	2,128	25,620	1.2
Joseph and Nancy Mycka	4,250	4,250	0	0
G. David Przybylek	1,700	1,250	450	*
Shale Community BanFund, LP	10,000	10,000	0	0
Frank Shipley	3,363	3,000	363	*
James F. and Margaret Ann Sherman	3,000	3,000	0	0
Robert S. and Cynthia Siegel	13,500	2,500	11,000	*
Richard G. Snyder 2nd Amended & Restated Revocable Trust	4,546	3,546	1,000	*
Westmont Limited Partnership	1,773	1,773	0	0
D. Merle and Janet M. Wetzel	17,000	2,500	14,500	*
David R. and Carolyn G. Wright	18,690	8,528	1,650	*
Nicholas D. Varischetti	34,143	34,043	100	*

__________________
*	Less than 1% of the outstanding shares of common stock.
(1) (2)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares which the selling shareholder has the right to acquire within 60 days. The percentage of shares owned by each selling shareholder is based on 2,133,858 total shares of common stock outstanding as of June 30, 2015.
Assumes that all shares of common stock covered by this prospectus will be sold in the offering.

The selling shareholders, or their partners, pledgees, donees, transferees or other successors that receive the shares and their corresponding registration in accordance with the registration rights agreement to which the selling shareholder is party (each also a selling shareholder for purposes of this prospectus), may sell up to all of the shares of our common stock shown in the table above under the heading "Shares Offered by this Prospectus" pursuant to this prospectus in one or more transactions from time to time as described below under "Plan of Distribution." However, the selling shareholders are not obligated to sell any of the shares of our common stock offered by this prospectus.
PLAN OF DISTRIBUTION

Each of the selling shareholders may sell his, her or its shares of stock offered directly or through broker-dealers who may act solely as agents, or who may acquire shares as principals.  The distribution of the shares of stock may be effected in one or more transactions that may take place on the Nasdaq Stock Market, including block trades or ordinary broker's transactions, or through privately-negotiated transactions, or in accordance with Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.  Usual and customary or negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with such sales.  Sales of the stock may be effected to cover previous short sales of common stock.

The selling shareholders may affect transactions by selling the stock directly or through broker-dealers acting either as principal or as agent, and such broker-dealers may receive compensation in the form of usual and customary or negotiated discounts, concessions or commissions from the selling shareholders.

The aggregate proceeds to the selling shareholders from the sale of the stock will be the purchase price of the stock sold less the aggregate agents' commissions, if any, and other expenses of issuance and distribution not borne by Emclaire.  The selling shareholders and any dealers or agents that participate in the distribution of the stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the stock by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

Each selling shareholder and any other person participating in a distribution of the stock will be subject to applicable provisions of the Exchange Act, including Regulation M thereunder.  Regulation M governs the activities of persons participating in a distribution of securities and, consequently, may restrict certain activities of, and limit the timing of purchases and sales of stock by, selling shareholders and other persons participating in a distribution of the stock.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to exceptions or exemptions.  All of the foregoing may affect the marketability of the securities offered.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

DESCRIPTION OF EMCLAIRE CAPITAL STOCK

General

We are authorized to issue 12,000,000 shares of common stock, $1.25 par value per share, and 3,000,000 shares of serial preferred stock, $1.00 par value per share. Each share of our common stock has the same relative rights and is identical in all respects to each other share of Emclaire common stock.

The common stock of Emclaire represents nonwithdrawable capital, is not a deposit account of any type, and is not insured by the FDIC or any other government agency.

Common Stock

Voting Rights.  The holders of shares of our common stock have exclusive voting rights in Emclaire. They elect our board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Except as discussed in "Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law," each holder of shares of our common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. The U.S. Treasury, as holder of our Series B Preferred Stock, has voting rights in limited circumstances.  If we issue any additional shares of preferred stock, holders of the preferred stock may also possess voting rights.

Dividends.  We may pay dividends if, as and when declared by our board of directors. The payment of dividends is limited by law and applicable regulation. See "Market for Common Stock and Dividend Policy —Dividend Policy." The holders of shares of our common stock will be entitled to receive and share equally in dividends declared by our board of directors. The holders of any preferred stock that we issue may have a priority over the holders -of our common stock with respect to dividends. The U.S. Treasury, as the holder of our Series B Preferred Stock, has priority over the holders of our common stock with respect to dividends.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Bank, Emclaire, as the sole holder of the Bank's capital stock, would be entitled to receive all of the assets of the Bank available for distribution, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders.

In the event of any liquidation, dissolution or winding up of Emclaire, the holders of shares of our common stock would be entitled to receive all of the assets of Emclaire available for distribution, after payment or provision for payment of all our debts and liabilities. The holders of any preferred stock that we issue may have a priority over the holders of the common stock upon liquidation or dissolution. The U.S. Treasury, as the holder of our Series B Preferred Stock, has a liquidation preference over the holders of our common stock.

Preemptive Rights.  Holders of shares of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law
The following discussion is a general summary of certain provisions of federal and Pennsylvania law and our articles of incorporation and bylaws that may be deemed to have an "anti-takeover" effect. For a complete description, we refer you to the applicable federal and Pennsylvania law and our amended and restated articles of incorporation and bylaws.  For copies of our amended and restated articles of incorporation, see "Where You Can Find Additional Information."

Our Amended and Restated Articles of Incorporation and Bylaws.  Our amended and restated articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might be deemed to have a potential anti-takeover effect. In addition, these provisions will also render the removal of our board of directors or management more difficult.

Directors.  Our board of directors is classified into three classes. The members of each class are elected for a term of three years, and only one class of directors will be elected annually. Therefore, it takes at least two annual elections to replace a majority of our board.

Shareholder Nominations.  Shareholders who would like to nominate candidates for election to our board of directors at an annual meeting of shareholders must give advance notice and provide certain information to Emclaire.

Special Meetings.  Special meetings of our shareholders may only be called by the president of Emclaire, or the majority of the board of directors or the board's executive committee.

Cumulative Voting.  Cumulative voting rights do not exist with respect to the election of directors.

Preferred Stock.  Our board of directors has the authority to issue shares of preferred stock, without shareholder approval, with voting, dividend, liquidation and conversion rights that rank higher to the rights of our common stock and that could impede an attempt to gain control of Emclaire.

Merger, Consolidation, Liquidation or Dissolution.  A merger, consolidation, liquidation or dissolution of Emclaire, or any action that would result in the sale or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares of our common stock.

Amendment to Articles of Incorporation and Bylaws.  Under Pennsylvania law, amendment of our amended and restated articles of incorporation, except for certain provisions, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter. Amendment of Article 8 of our amended and restated articles of incorporation, which relates to the approval of any merger, consolidation, liquidation or dissolution of Emclaire, requires an affirmative vote of the holders of at least 80% of the outstanding shares of our common stock.

Amendment of our bylaws requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or a majority vote of the members of the board of directors. Any amendment of the bylaws by a majority vote of the board may be changed by the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock.

Pennsylvania Business Corporation Law.  The Pennsylvania Business Corporation Law (the "PBCL") also contains certain applicable provisions that may have the effect of deterring or discouraging an attempt to take control of Emclaire. These provisions, among other things:

•
Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation;

•
Prohibit for five years, subject to certain exceptions, a "business combination," which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a person or group beneficially owning 20% or more of a public corporation's voting power;

•
Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights;

•
Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 18 months;

•	Expand the factors and groups, including shareholders, which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

•	Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

•
Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

•
Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

•
Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Our articles of incorporation do not provide for an exemption from any of these provisions.

Change in Control Regulations.    Under applicable FRB regulations, any person, which includes an individual or an entity, acting directly or indirectly, or through or in concert with one or more persons, must give the FRB at least 60 days prior written notice before acquiring control of a bank or bank holding company. Control is considered to exist when a person, among other things, acquires ownership, control, or power to vote 25 percent or more of the outstanding shares of any class of voting securities of the financial institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition.

Pennsylvania law has a similar statute except that control is considered to have been acquired when a person, among other things, has acquired more than 10 percent (or 5 percent in certain circumstances) of any class of the outstanding shares of an institution or corporation or the ability to control the election of a majority of the directors of an institution or corporation.

Preferred Stock

We are authorized to issue up to 3,000,000 shares of serial preferred stock. Our board of directors has the authority to fix and determine the voting rights, designations, preferences and other special rights of the preferred stock. Our board of directors can, without shareholder approval, authorize shares of preferred stock to be issued with voting, dividend, liquidation and conversion rights that rank higher to the rights of the common stock. The issuance of preferred stock, therefore, could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Series B Preferred Stock.  On August 18, 2011, Emclaire entered into a Securities Purchase Agreement with the U.S. Treasury Department, pursuant to which Emclaire issued and sold to the U.S. Treasury 10,000 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), having a liquidation preference of $1,000 per share, for aggregate proceeds of $10.0 million, pursuant to the U.S. Treasury's Small Business Lending Fund ("SBLF") program.  On September 17, 2013, with the approval of our primary federal banking regulator, we redeemed 5,000 shares, or 50%, of the Series B Preferred Stock held by the U.S. Treasury at an aggregate redemption price of $5.0 million, plus accrued but unpaid dividends.  Following this redemption, the Treasury holds 5,000 shares of the Series B Preferred Stock, representing a remaining liquidation value of $5.0 million.

Dividends.  The Series B Preferred Stock is entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, which is calculated on the aggregate liquidation amount, was initially set at 5% per annum based upon the current level of Qualified Small Business Lending ("QSBL") by the Bank at that time.  The dividend rate in the subsequent periods for the first two and one-half years through the quarter ending December 31, 2013 was based upon the percentage change in qualified lending between each dividend period and the baseline QSBL level established at the time the Agreement was entered into.  Such dividend rate varied from 1% to 5% per annum.  For the two year period beginning January 1, 2014, the dividend rate is fixed at a rate of 2% per annum.  If the Series B Preferred Stock remains outstanding for more than four-and-one-half years, beginning January 1, 2016, the dividend rate will be fixed at 9%.  Such dividends are not cumulative, but Emclaire may only declare and pay dividends on its common stock (or any other equity securities junior to the Series B Preferred Stock) if it has declared and paid dividends for the current dividend period on the Series B Preferred Stock, and will be subject to other restrictions on its ability to repurchase or redeem other securities.

Voting Rights.  Holders of the Series B Preferred Stock have the right to vote as a separate class on certain matters relating to the rights of holders of Series B Preferred Stock and on certain corporate transactions.  Except with respect to such matters, the Series B Preferred Stock does not have voting rights.

Redemption.  Emclaire may redeem the shares of Series B Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by our primary federal banking regulator.  If redeemed in part, payments are required to be at least 25% of the original issuance.

LEGAL MATTERS
Certain legal matters in connection with the common stock offered by this prospectus will be passed upon by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.
EXPERTS
The consolidated financial statements of Emclaire at December 31, 2014 and 2013 and for the years then ended have been so incorporated in reliance on the report of Crowe Horwath, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement for the securities on Form S-3 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.
You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC's website located at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information included directly in this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus but before the termination of the offering of the securities covered by this prospectus, except to the extent that any information contained in such filings is deemed "furnished" in accordance with SEC rules (unless otherwise indicated therein):
•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 20, 2015;
•	Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 11, 2015;
•	Current Reports on Form 8-K, filed with the SEC on January 30, 2015, February 26, 2015, April 21, 2015, April 24, 2015, June 10, 2015 and July 15, 2015; and
•	The description of our common stock contained in the registration statement on Form 8-A, filed with the SEC on November 4, 2009.
All filings made by us with the SEC pursuant to the Exchange Act after the date of this initial registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.
We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Matthew J. Lucco, Emclaire Financial Corp, 612 Main Street, Emlenton, Pennsylvania 16373. Telephone requests for copies should be directed to Mr. Lucco at (844) 727-2311.
We maintain an Internet website at www.emclairefinancial.com where the incorporated documents listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC Registration Fees	$736
Accounting Fees and Expenses	10,000	*
Legal Fees and Expenses	10,000	*
Miscellaneous	2,264
Total	$23,000

* Estimates

We will bear our fees and expenses incurred in connection with the registration of shares of our common stock in connection with this offering. The selling shareholders will bear all selling and other expenses that they incur in connection with their sale of shares of common stock pursuant to the prospectus which is part of this registration statement.

Item 15. Indemnification of Directors and Officers.

Limitation of Liability of Directors.    Section 1713 of the Pennsylvania Business Corporation Law ("PBCL") permits a corporation to provide in its bylaws that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (a) the director has breached or failed to perform the duties of his office under Pennsylvania law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law.

Emclaire's bylaws provide for such limitation of liability to the fullest extent permitted by the PBCL. Section 12.5 of the bylaws states that directors shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Indemnification of Directors and Officers.  Article 24 of Emclaire's bylaws provides, in accordance with Sections 1741 and 1742 of the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at Emclaire's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding to the fullest extent permitted under PBCL. In order to be eligible for indemnification, the director, officer, employee or agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Emclaire and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Pursuant to Section 1745 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire. Section 1746 of the PBCL and Article 24 of Emclaire's bylaws also provide that the rights to indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Insurance.  Pursuant to Section 1747 of the PBCL and Article 24 of Emclaire's bylaws, Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under the indemnification provisions contained in the PBCL or Emclaire's bylaws. Emclaire's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

Item 16. Exhibits and Financial Statement Schedules.
Exhibit No.	Description of Exhibit	Location
3.1	Articles of Incorporation of Emclaire Financial Corp	(1)
3.2	Bylaws of Emclaire Financial Corp	(1)
4.1	Specimen stock certificate for Emclaire Financial Corp common stock	(2)
5.1	Legal opinion of Silver, Freedman, Taff & Tiernan LLP	(filed herewith)
23.1	Consent of Crowe Horwath LLP	(filed herewith)
23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in the opinion filed in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature pages of this registration statement).
____________
(1)	Incorporated by reference to Emclaire's Registration Statement on Form SB-2 (File No. 333-11773) filed with the SEC on September 11, 1996, as amended.
(2)	Incorporated by reference to Emclaire's Annual Report on Form 10-KSB for the year ended December 31, 1997 filed with the SEC on March 31, 1998.

Item 17. Undertakings.
The registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
Provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Borough of Emlenton, Commonwealth of Pennsylvania on July 21, 2015.

EMCLAIRE FINANCIAL CORP

By:	/s/William C. Marsh
William C. Marsh

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints William C. Marsh and Matthew J. Lucco his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/William C. Marsh	Chairman of the Board, President and	July 21, 2015
William C. Marsh	Chief Executive Officer (principal executive officer)

/s/Matthew J. Lucco	Treasurer and Chief Financial Officer	July 21, 2015
Matthew J. Lucco	(principal financial officer)

/s/Amanda L. Engles	Secretary	July 21, 2015
Amanda L. Engles	(principal accounting officer)

	Director	July __, 2015
Milissa S. Bauer

/s/David L. Cox	Director	July 21, 2015
David L. Cox

/s/James M. Crooks	Director	July 21, 2015
James M. Crooks

/s/Robert W. Freeman	Director	July 21, 2015
Robert W. Freeman

/s/Mark A. Freemer	Director	July 21, 2015
Mark A. Freemer

Name	Title	Date

/s/Robert L. Hunter	Director	July 21, 2015
Robert L. Hunter

/s/John B. Mason	Director	July 21, 2015
John B. Mason

/s/Brian C. McCarrier	Director	July 21, 2015
Brian C. McCarrier

/s/Nicholas D. Varischetti	Director	July 21, 2015
Nicholas D. Varischetti

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Location
3.1	Articles of Incorporation of Emclaire Financial Corp	(1)
3.2	Bylaws of Emclaire Financial Corp	(1)
4.1	Specimen stock certificate for Emclaire Financial Corp common stock	(2)
5.1	Legal opinion of Silver, Freedman, Taff & Tiernan LLP	(filed herewith)
23.1	Consent of Crowe Horwath LLP	(filed herewith)
23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (contained in the opinion filed in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature pages of this registration statement).
____________
(1)	Incorporated by reference to Emclaire's Registration Statement on Form SB-2 (File No. 333-11773) filed with the SEC on September 11, 1996, as amended.
(2)	Incorporated by reference to Emclaire's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the SEC on March 31, 1998.